Two Roads Shared Trust

Investment Advisory Agreement

AMENDED EXHIBIT A

Effective August 1, 2015

Fund	Investment Advisory Fee
Redwood Managed Volatility Portfolio	1.25%

TWO ROADS SHARED TRUST,

On behalf of the Redwood Managed Volatility Portfolio

By: /s/ Andrew Rogers

Name: Andrew Rogers

Title: President

REDWOOD INVESTMENT MANAGEMENT, LLC

By: /s/ Michael Messinger

Name: Michael Messinger

Title: Principal

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